As filed with the Securities and Exchange Commission on June 9, 2006	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dot Hill Systems Corp.
(Exact name of registrant as specified in its charter)

Delaware	13-3460176
(State of Incorporation)	(I.R.S. Employer Identification No.)

2200 Faraday Avenue, Suite 100
Carlsbad, California 92008
(Address of principal executive offices)

Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan
Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan
Dot Hill Systems Corp. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan
(Full title of the plans)
Dana W. Kammersgard
President and Chief Executive Officer
Dot Hill Systems Corp.
2200 Faraday Avenue, Suite 100
Carlsbad, California 92008
Tel: (760) 931-5500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas A. Coll, Esq.
Cooley Godward llp
4401 Eastgate Mall
San Diego, California 92121
Tel: (858) 550-6000
Fax: (858) 550-6420

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be Registered	Offering	Aggregate	Amount of
to be Registered	(1)	Price per Security (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock (3)	1,000,000 shares	$3.78	$3,780,000.00	$404.46
Common Stock, par value $0.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock (4)	100,000 shares	$3.78	$378,000.00	$40.45
Common Stock, par value $0.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock (5)	500,000 shares	$3.78	$1,890,000.00	$202.23
Total	1,600,000 shares	Not applicable	$6,048,000.00	$647.14

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Act, this Registration Statement also registers any additional shares of our common stock, par value $0.001 per share, or the Common Stock, as may become issuable under any of the plans as a result of any stock split, stock dividend, recapitalization or similar event.

(2)	This estimate is made pursuant to Rule 457(e) and Rule 457(h)(1) of the Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on June 6, 2006, as reported on the Nasdaq National Market.

(3)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under our Amended and Restated 2000 Equity Incentive Plan, or the 2000 EIP, on May 8, 2006 pursuant to an “evergreen” provision contained in the 2000 EIP. Pursuant to such provision, on the day of our annual meeting of stockholders, the number of shares authorized for issuance under the 2000 EIP is automatically increased by a number equal to the lesser of: 2% of the fully-diluted shares of Common Stock outstanding on the date of the annual meeting of stockholders; 1,000,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by our board of directors.

(4)	Represents shares of Common Stock that were automatically added to the shares authorized for issuance under our Amended and Restated 2000 Employee Stock Purchase Plan, or the 2000 ESPP, on May 8, 2006 pursuant to an “evergreen” provision contained in the 2000 ESPP. Pursuant to such provision, on the day of our annual meeting of stockholders, the number of shares authorized for issuance under the 2000 ESPP is automatically increased by a number equal to the lesser of: 100,000 shares of Common Stock; or a lesser number of shares of Common Stock that may be determined each year by our board of directors.

(5)	Represents shares of Common Stock that were added to the shares authorized for issuance under our Amended and Restated 2000
Non-Employee Directors’ Stock Option Plan, or the 2000 NEDSOP, on May 8, 2006 pursuant to an amendment to the 2000 NEDSOP approved by our stockholders at our 2006 annual meeting of stockholders.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by us with the Securities and Exchange Commission, or the SEC, are incorporated by reference herein:
     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which was filed on March 16, 2006, including information incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A for our 2006 Annual Meeting of Stockholders, which was filed on April 11, 2006.
     (b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which was filed on May 10, 2006.
     (c) Our Current Reports on Form 8-K filed with the SEC on January 5, 2006, January 24, 2006, February 1, 2006, February 10, 2006, February 24, 2006, March 8, 2006, March 16, 2006, April 11, 2006, April 28, 2006 and June 5, 2006.
     (d) The description of our capital stock contained in our Current Report on Form 8-K filed with the SEC on July 23, 2002, including any amendments or reports filed for the purpose of updating such information.
     (e) The description of our capital stock set forth in our registration statement on Form 8-A (File No. 001-13317) filed with the SEC on August 29, 1997, as amended by Amendment No. 1 filed with the SEC on September 4, 1997, Amendment No. 2 filed with the SEC on December 11, 2002 and Amendment No. 3 filed with the SEC on May 19, 2003, including any amendments or reports filed for the purpose of updating this information.
     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interest of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances.
     Our certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of our directors and officers for monetary damages. Our bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, and permit us to indemnify our other officers. A summary of the circumstances in which such indemnification is provided for is contained herein, but that summary is qualified in its entirety by reference to Article XI of our bylaws, incorporated by reference in this registration statement.

     Under our bylaws, we must generally advance all expenses incurred by our directors and executive officers who are party or threatened to be made party to any action by reason of the fact that each such director or executive officer is or was a director or executive officer of us. Each advancement shall only be made if such director or executive officer undertakes to repay any such advancement if it is ultimately determined that such person is not entitled to be indemnified under our bylaws or otherwise. Our bylaws further provide that we may purchase indemnification insurance on a person required or permitted to be indemnified under our bylaws.
     We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification for expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action by or in the right of us, arising out of the person’s services as a director or officer of us, any subsidiary of us or any other company or enterprise to which the person provides services at our request. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Item 7. Exemption from Registration Claimed.
     Not Applicable.

Item 8. Exhibits.

Exhibit
Number

4.1	Certificate of Incorporation. (1)

4.2	Bylaws. (2)

4.3	Form of Common Stock Certificate. (3)

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on May 19, 2003. (2)

4.5	Form of Rights Certificate. (2)

4.6	Rights Agreement dated May 19, 2003, by and between Dot Hill Systems Corp. and American Stock Transfer & Trust Company. (2)

5.1	Opinion of Cooley Godward llp.

23.1	Consent of Deloitte & Touche llp, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages hereto.

99.1	Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan. (4)

99.2	Form of Stock Option Agreement under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan. (4)

99.3	Form of Stock Option Grant Notice under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan. (4)

99.4	Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan. (5)

99.5	Dot Hill Systems Corp. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan.

99.6	Form of Stock Option Agreement under the Dot Hill Systems Corp. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan. (6)

(1)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on September 26, 2001 and incorporated herein by reference.

(2)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 19, 2003 and incorporated herein by reference.

(3)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 14, 2003 and incorporated herein by reference.

(4)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 23, 2000 and incorporated herein by reference.

(5)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.

(6)	Filed as an exhibit to our Registration Statement on Form S-8 (No. 333-43834), and incorporated herein by reference.

Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (i) and (ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
     (4) That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (5) That, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on June 9, 2006.

Dot Hill Systems Corp.

By:	/s/ DANA W. KAMMERSGARD Dana W. Kammersgard President and Chief Executive Officer
POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Dana W. Kammersgard and Shad L. Burke, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANA W. KAMMERSGARD Dana W. Kammersgard	Director, President and Chief Executive Officer (Principal Executive Officer)	June 9, 2006

/s/ SHAD L. BURKE Shad L. Burke	Interim Chief Financial Officer, Vice President of Finance, Corporate Controller and Assistant Secretary (Principal Financial and Accounting Officer)	June 9, 2006

/s/ CHARLES F. CHRIST Charles F. Christ	Chairman of the Board of Directors	June 9, 2006

/s/ KIMBERLY E. ALEXY Kimberly E. Alexy	Director	June 9, 2006

/s/ JOSEPH D. MARKEE Joseph D. Markee	Director	June 9, 2006

/s/ W.R. SAUEY W.R. Sauey	Director	June 9, 2006

EXHIBIT INDEX

Exhibit
Number

4.1	Certificate of Incorporation. (1)

4.2	Bylaws. (2)

4.3	Form of Common Stock Certificate. (3)

4.4	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on May 19, 2003. (2)

4.5	Form of Rights Certificate. (2)

4.6	Rights Agreement dated May 19, 2003, by and between Dot Hill Systems Corp. and American Stock Transfer & Trust Company. (2)

5.1	Opinion of Cooley Godward llp.

23.1	Consent of Deloitte & Touche llp, Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward llp is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature pages hereto.

99.1	Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan. (4)

99.2	Form of Stock Option Agreement under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan. (4)

99.3	Form of Stock Option Grant Notice under the Dot Hill Systems Corp. Amended and Restated 2000 Equity Incentive Plan. (4)

99.4	Dot Hill Systems Corp. Amended and Restated 2000 Employee Stock Purchase Plan. (5)

99.5	Dot Hill Systems Corp. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan.

99.6	Form of Stock Option Agreement under the Dot Hill Systems Corp. Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan. (6)

(1)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on September 26, 2001 and incorporated herein by reference.

(2)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on May 19, 2003 and incorporated herein by reference.

(3)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on January 14, 2003 and incorporated herein by reference.

(4)	Filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 23, 2000 and incorporated herein by reference.

(5)	Filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and incorporated herein by reference.

(6)	Filed as an exhibit to our Registration Statement on Form S-8 (No. 333-43834), and incorporated herein by reference.